EXHIBIT 99.3

                              MANAGEMENT ASSERTION

                     For the period of January 1, 2002 to December 31, 2002, the servicing of consumer finance receivables owned by BMW Vehicle Lease Trust 2000-A has been conducted by BMW Financial Services NA, LLC, in its capacity as servicer, in compliance with the servicing standards in all material respects, set forth in Article II of the 2000-A Servicing Supplement dated November 1, 2000, of the Basic Servicing Agreement dated August 30, 1995.

           By:         BMW Financial Services NA, LLC

           By:         /s/ Gerald Holzmann
                       -------------------------------
                       Gerald Holzmann

           Title:     CFO